EXHIBIT 10 (bb)

Agreement with Broadcast Marketing Corp.

Broadcast Marketing Corp.

8306 Third Avenue • Brooklyn, NY 11209

This Agreement made and entered into on the dates indicated by and between Broadcast Marketing Corp., a New York Corporation (hereinafter "BMC") located at 8306 Third Avenue, Brooklyn, NY 11209 and Karma Media, Inc. (hereinafter "KM") a Nevada corporation located at 330 Washington Blvd, Suite 706, Marina del Rey, CA 90292.

BMC is a media sales company specializing in merchandise and services barter that can solicit and sell Local and National Advertisers various media.

Karma Media, Inc., is a media and marketing company producing original content in multiple languages.  Its content is delivered worldwide via television, radio, print, the Internet and other media.

Intending to be legally bound and for other good and valuable consideration, the parties hereto agree and recite the following:

BMC is hereby retained for a period of one year, subject to the terms of this Agreement as KM's exclusive contractor for the solicitation of Advertisers for placement on KM's media via merchandise and services barter and other inventory generated from KM's media properties.  Where KM seeks to barter unsold media for goods and services for internal use and / or desires to use the goods and services as a means to generate cash via liquidation, BMC will be given the exclusive right to execute these transactions.  However, it is understood that in the event KM wishes to barter directly with a vendor for goods and services it will use solely for internal business purposes, BMC will have no right to execute these transactions.

KM will introduce clients to BMC for the purpose of negotiating a barter transaction for advertising on KM's media properties.  BMC will negotiate the barter transaction with the client, simultaneously structuring the client's media schedule with KM as follows:

1)

When the media schedule and the costs are agreed to by BMC and KM, a broadcast order will be issued by BMC for the agreed media value and cost which will be signed by KM.  KM will bill BMC directly for all advertising sales obtained through BMC's and / or KM's efforts.  BMC will pay to KM 75% of the cash proceeds from the sale of the bartered merchandise and/or services for clients introduced to BMC by KM and 70% of the cash proceeds from the bartered merchandise and/or services for clients introduced to KM by BMC.

2)

In the event any portion of the advertising schedules contain cash, then BMC will pay to KM 75% of the cash proceeds only for client accounts it introduces to KM.  For clients introduced to BMC, KM at its option can bill the cash portion of the schedule directly to the client, or to BMC, and BMC will re-bill the cash portion of the schedule at KM's direction.

3)

In the event barter advertisers that are originally brought to KM by BMC become 100% cash accounts of KM, BMC will pay to KM 75% of the cash proceeds.

4)

KM will receive confidential copies of BMC's client invoices.

P (718) 921-5889 • F (206) 350-0035 • www.broadcast-marketing.net

BMC will pay KM within 15 days of receipt of invoices for barter advertising schedules run providing the advertiser’s schedule has run as ordered with comparable makegoods.  BMC agrees to supply KM with copies of its memo billing to the barter advertiser.

BMC will also propose barter advertising schedules for advertisers obtained by BMC or KM for KM’s approval.  This will include but is not limited to:

1)

Creating rates to bill advertisers.

2)

Converting all forms of trade consideration from the advertisers into cash on an acceptable basis to KM.

In the event that BMC pre-pays for all or part of an advertising schedule, then KM will guarantee on its broadcast order that the media schedule is non-preemptible as ordered and that KM will be jointly and severally liable to the advertiser for the full amount of BMC’s invoice to the client; cash to be valued as 100 cents on the dollar, barter to be valued as the actual cash BMC receives for the barter.

For all advertisers submitted to KM by BMC, KM reserves the right to approve the advertiser's product, copy, film specifications, and content.  Such approval, however, shall not be unreasonably withheld.

Each party shall be responsible for paying the salaries and commissions of all personnel employed by or licensed with it and for paying any and all payroll taxes due on such salaries and commissions, where applicable.  It being acknowledged that each is an independent contractor and no partnership or joint venture is established hereby.

All costs and expenses of KM’s operations including but not limited to advertising clearance, production and distribution shall be borne by KM.

KM and BMC each warrant that it will remain at all times in compliance with all City, County, State and Federal Laws, regulations, ordinances concerning advertising which may be applicable.  KM will comply with all such governmental requirements and regulations applicable to broadcasting, for which BMC shall incur no liability since KM will be responsible to approve all advertising content.

During the term hereof, KM shall designate BMC in writing as its exclusive barter advertising contractor of record as described above. All literature, rate cards will be at KM’s sole cost and expense.  BMC will be provided such literature and rate cards at no cost.

Each party shall have the right by ninety (90) days prior written notice to terminate this Agreement.  If BMC terminates, KM shall be required to run all barter advertising schedules ordered by BMC as evidenced by signed broadcast orders.  BMC waives its right to commissions on additional cash advertising it has facilitated above and beyond what has been booked.  If KM so terminates, KM shall be required to run all barter advertising schedules ordered by BMC as evidenced by signed broadcast orders and BMC shall receive its cash commissions on all advertising revenue generated by the accounts it obtained during the term hereof, for a period of twelve months.  If BMC and KM elect to not terminate, this agreement shall automatically renew at the end of its term for another year.

It is acknowledged that as a result of this Agreement, that each party will be privy to certain Confidential Information of the other.  “Confidential Information” means information disclosed as a consequence of this Agreement about respective customers and services.  Accordingly, each party recognizes and acknowledges that all information specified or made known in and through this Agreement is confidential and including, but not limited to, the following, is a valuable, special and unique asset of each party’s business.

a.

Customer lists.

b.

Methods and procedures.

All such information remains the property of each respective party.  Each party hereby covenants and agree that he or she will never, directly or indirectly, during the term hereof or after termination, use, disseminate, disclose, or in any manner publish any Confidential Information without the other’s prior written permission during the term hereof, or for a period of two (2) years after termination, within the United States.

Each contracting party will indemnify the other and hold the other harmless against and from any and all claims of any kind or nature arising out of the performance by each of its obligations under the terms of this agreement.

KM agrees that all media secured by BMC under the terms of this agreement shall be free and clear of all liens, conflicting claims or encumbrances.

In order to insure that any dispute under any agreement is resolved quickly and efficiently, at the minimum cost and expense, the parties agree that in the event a dispute arises under the terms of this Agreement, it shall be submitted to arbitration under the Rules of the American Arbitration Association, for an expedited hearing (one arbitrator; presently Rule 53, et seq.), established by the American Arbitration Association.  Proceedings will be held in the City of New York.

For all purposes under this Agreement, KM and BMC shall be and act as independent contractors, and under no circumstances shall the contractual relationship between the parties hereto be deemed or construed as one of agency, partnership, joint venture, employment, or otherwise than the relationship of independent contractors as stated above, nor does either party have any authority whatsoever or in any event to act on behalf of or bind or commit the other in any manner whatsoever, except as herein before provided.

The persons executing this agreement below hereby warrant to the parties hereto and to each other that they are duly authorized and empowered by the parties hereto to enter into this Agreement and to bind the parties hereto to all of the terms in this Agreement. The invalidity, in whole or in part, of any paragraph, section, subsection, sentence, clause, phrase or word, or any other provision of this Agreement shall not affect the validity of the remaining portions of this Agreement, which shall remain in full force and effect.

Any disputes arising under this Agreement shall be governed by the laws of the State of New York.

This Agreement constitutes the entire Agreement of the parties hereto and expressly supersedes all verbal agreements, negotiations, and prior drafts of Agreements between the parties hereto.  No amendment, alteration, modification or change to this Agreement shall be effective unless it is in writing, executed by the duly authorized representatives for the parties hereto, dated and witnessed.  This Agreement shall be binding upon the parties and their successors in interest.

In Witness Whereof, the parties have executed this Agreement.

KARMA MEDIA, INC.

Date: 10/15/04

By: /s/ Dominique Einhorn

BROADCAST MARKETING CORP.

Date: 10/15/04

By: /s/